Exhibit 99.1

Summary of Wisconsin Power and Light Company’s Retail Rate Case Decision

December 22, 2009

In May 2009, Wisconsin Power and Light Company (“WPL”) filed a retail electric and gas rate case with the Public Service Commission of Wisconsin (“PSCW”). On December 18, 2009, WPL received the final decision for the 2010 test year rate case from the PSCW. New rates will be in effect January 1, 2010. A summary of certain provisions of the filing and final order can be found posted to Alliant Energy Corporation’s website at www.alliantenergy.com and attached hereto as Exhibit 99.1. The full testimony of the filing is on the PSCW’s website at www.psc.wi.gov .

Details of WPL’s Rate Filing and Decision

•	Test Year:

WPL’s rate case filing is based on a 2010 forward looking test year.

•	Base Rates:

•

WPL requested an increase of $106.9 million (11.4%), which was comprised of a $98.9 million (10.6%) increase for retail electric service and a $8.0 million (3.4%) increase for retail gas service. The PSCW approved an increase of $58.6 million (6.3%) in retail electric rates and an increase of $5.6 (2.4%) in retail gas rates.

•	WPL new rates to be in effect January 1, 2010

•	Key drivers of the rate increase are shown in the table below

	Amount of Increase (dollars in millions)

	WPL Request	PSCW Approved
Lower retail sales, net of variable fuel costs	$33.4	$24.1
Recovery of Bent Tree Costs During Construction	31.1	13.7
Higher Pension Costs	11.5	11.5
All other	30.9	14.9

	$106.9	$64.2

•	Rate base and rate of return

•	Return on equity of 10.4%

•	Regulatory capital structure of 50.38% common equity, 43.30% long term debt, 3.87% short term debt and 2.45% preferred equity

•	Weighted average cost of capital of 8.18%

•	2010 average rate base of $1.38 billion for retail electric and $0.21 billion for retail gas

•	Bent Tree current return on construction work in progress (CWIP)

PSCW approved CWIP for the Bent Tree wind project in net investment rate base at 50% of the estimated CWIP balances. Bent Tree is a 200 MW renewable energy resource and is needed to meet future renewable standards for WPL.

•	All Other

The primary drivers of the “all other” category are working capital, rate base, transmission, conservation, depreciation and amortizations.

The approved ROE of 10.4% represents a 40 basis point reduction from WPL’s last authorized ROE of 10.8%.